                          FIRST AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                       OF
                                BIOMERICA, INC.

                                                                     EXHIBIT 3.8

          Biomerica, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

          1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 22, 1971 under the name of Nuclear Medical Systems, Inc.

          2. At a duly called meeting of the Board of Directors of the Corporation at which a quorum was present at all times, a resolution was duly adopted, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware ("General Corporation Law"), setting forth the First Amended and Restated Certificate of Incorporation of the Corporation, declaring said First Amended and Restated Certificate of Incorporation advisable and directing that said First Amended and Restated Certificate of Incorporation be considered at the next annual meeting of the stockholders. The stockholders of the Corporation duly approved said proposed First Amended and Restated Certificate of Incorporation at such annual meeting of the stockholders in accordance with Sections 222, 242 and 245 of the General Corporation Law.

          3. The text of the Certificate of Incorporation of the Corporation, as amended, is hereby further amended and restated in its entirety as follows:

                                   ARTICLE I
                                     NAME

                The name of this Corporation is Biomerica, Inc.


                                  ARTICLE II
                REGISTERED OFFICE IN STATE AND REGISTERED AGENT

          The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of this Corporation's registered agent at such registered office is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III
                                    PURPOSE

          The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                                  ARTICLE IV
                                 CAPITAL STOCK

          This Corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000 shares, par value $.08, consisting of:

          (a)  25,000,000 shares of Common Stock; and

          (b) 5,000,000 shares of Preferred Stock. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.


                                   ARTICLE V
                     PROVISIONS FOR DEFINING, LIMITING AND
                       REGULATING CERTAIN POWERS OF THIS
               CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS

          Section 1.   Number of Directors. The number of directors which shall
                       -------------------
comprise the full Board of Directors of this Corporation shall be fixed by, or in the manner provided in, the Bylaws of this Corporation.

          Section 2.   Power to Authorize Issuance of Stock. The Board of
                       ------------------------------------
Directors of this Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in this Certificate of Incorporation or in the Bylaws of this Corporation or in the General Corporation Law.

          Section 3.   Limitation on Liability of Directors. A director of this
                       ------------------------------------
Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law as now in effect, or any successor provision thereto, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

     Any repeal or modification of this Section 3 of Article V by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

     Section 4.  Indemnification. Each director, officer and employee of this
                 ---------------
Corporation shall be indemnified by this Corporation to the fullest extent permitted by the General Corporation Law as now or hereafter in force.

     Section 5.  Bylaws. In furtherance and not in limitation of the powers
                 ------
conferred by the laws of the State of Delaware, the board of directors of this Corporation is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of this Corporation, subject to the power of the stockholders of this Corporation to alter or repeal any Bylaw made by the board of directors.


                                  ARTICLE VI
                                  AMENDMENTS

     This Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

     IN WITNESS WHEREOF, this Corporation has caused this First Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 26th day of July, 2000.

                                         BIOMERICA, INC.


                                         By: /s/ Zackary Irani
                                            -----------------------------
                                            Zackary Irani, President

ATTEST:


By:  /s/ Janet Moore
   ---------------------------
    Janet Moore, Secretary